Exhibit 21.1


            MARKER INTERNATIONAL AND SUBSIDIARIES
               UPDATED LISTING OF SUBSIDIARIES


                                   State or Jurisdiction    Names Under Which
                                       Incorporation or       Subsidiaries do
     Names of Subsidiaries               Organization             Business
- - ---------------------------------  -----------------------   ----------------

1.  Marker USA                                 Utah              Marker USA

2.  Marker Ltd.                                Utah              Marker Ltd.

3.  Marker Canada, Ltd.                       Quebec         Marker Canada, Ltd.

4.  Marker Japan Kabushiki Kaisha                               Marker Japan
   (English Translation:Marker Japan, Ltd.)*  Japan           Kabushiki Kaisha

5.  Marker Deutschland Gesellschaft Wit
    Beschrankter Haftung                                     Marker Deutschland
   (English Translation:Marker Germany)       Munich                 GmbH

6.  Marker Austria Gesellschaft Wit
    Beschrankter Haftung
   (English Translation: Marker Austria)     Austria        Marker austria GmbH

7.  Marker AG                                 Zurich              Marker AG

8.  DNR Sportsystem Ltd.**                    Zurich        DNR Sportsystem Ltd.

____________________________
All subsidiaries are 100% owned by Marker International, unless indicated otherwise

*    Marker International owns 98.5% of the common shares.

** Marker International owns 80% of the common shares, with 25% of such shares being owned through Marker AG and 55% of such shares being owned by Marker International directly.